EXHIBIT 99.3

American Eagle Outfitters, Inc.
Fourth Quarter 2004
Conference Call Transcript dated March 2, 2005

Operator

Good morning. My name is Toshiba and I will be your conference facilitator today. At this time I would like to welcome everyone to the American Eagle Outfitters' fourth-quarter earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks there will be a question-and-answer period. (OPERATOR INSTRUCTIONS). I would now like to turn the call over to Mr. James O'Donnell, Chief Executive Officer.

James O'Donnell - American Eagle Outfitters Inc. - CEO

Good morning. Other participants today include Roger Markfield, Laura Weil, Susan McGalla, and Michael Leedy. If you need a copy of our fourth-quarter press release, it is available on our website, AE.com, or you can call Cindy Jones at 724-779-5251. Before we begin I need to remind everyone that during this conference call, members of management will make certain forward-looking statements based upon information which represents the Company's current expectations or beliefs. We caution investors that actual results may differ materially from those expectations or beliefs based on the risk factors described in our quarterly and annual reports filed the SEC.

I am extremely pleased with our financial performance during the fourth quarter. We achieved record sales and earnings driven by a strong 29% comp increase. It was a gratifying way to end a very successful year. Throughout the Company we are operating more efficiently. Our design and merchants teams are working in lockstep, which has led to compelling merchandise assortments.

The American Eagle brand has demonstrated consistent momentum throughout 2004 and particularly during the third and fourth quarters. Store traffic, transactions, and our average retail price were all very positive. Our business was driven by strong full price selling leading to over 1,000 basis points of gross margin improvement compared to the fourth quarter of last year. We have successfully eliminated excessive promotional events and discount coupons, yet we maintained our value message through sharp initial price points, combining a strong fashion and quality component to our assortments. And the value, quality, and fashion equation will continue to be an important element of the American Eagle brand. From a competitive standpoint it's what clearly differentiates us in the marketplace.

Looking ahead to this year, I am very encouraged regarding our 2005 initiatives. Clearly we are off to a solid start, which continues to demonstrate the momentum we have. Our sales per square foot rose 20% to $411 in 2004 yet remain well below our peak and below our longer-term goal. In the cross-merchandise categories we had the opportunity to strengthen sell-through rates by building powerful businesses, which Roger and Susan will speak to shortly. Our real estate is stronger and better positioned than ever. Over the past several years we have upgraded our portfolio with over 200 store renovations, relocations, and expansions. We have opened exciting new markets like Puerto Rico and Hawaii, and increased our presence in key markets like the West Coast and Manhattan. New stores were highly productive running at over 95 percent of the chain's sales per square foot.

In 2005, we plan to open 35 to 40 stores and remodel approximately 60 locations. This will leave us roughly 170 stores in the old format by year-end. In the past two months we have assembled a highly talented team to lead our new concept. We deem it essential that this group remains separate from the American Eagle team as we do not want distractions or crossover between the two concepts. We are now working toward what we believe will be an exciting new retail brand, one that is unique in the marketplace. We expect to open our first stores in the fall of 2006, and for competitive reasons we do not expect to provide additional details about the new business until we're ready to launch. Thank you. Here is Roger.

Roger Markfield - American Eagle Outfitters Inc. - President

Good morning. I'm very pleased with our fourth-quarter performance which demonstrates the strength and increasing momentum that built across the entire year. The improvements in our business stem from key design initiatives including fashion rate changes to our fits, styling, and fabrics, and recent new hires which I believe give us the strongest merchandise and design organization in Company history.

The holiday season was incredibly rewarding, with sales trends and store traffic exceeding expectations. During the fourth quarter the number of transactions per store and units sold per store increased in the low double digits. Units per transaction were flat and the average unit retail price increased in the mid teens. Healthy full price selling drove a significant increase in merchandise margins, which rose over 800 basis points compared to the fourth quarter of 2003. Lower markdowns led the margin improvement, reflecting strong merchandise assortments and fewer promotions. We also had a high IMU driven by lower product costs. Going forward we expect steady but modest improvements to our product costs.

Regarding spring, we are clearly off to a great start, as noted by our 32% comp in February. The spring assortment is fresh, clean, and colorful, exciting and fun, and importantly it is clearly differentiated in the marketplace today. Frankly our customer response is exceeding our expectations. While spring is in the stores, we have been focusing on back to school and holiday where we believe many opportunities remain. We have regained and gained a lot of ground over the past year, yet we know there is more work to be done. Overall our outlook is very bright. The competitive environment is favorable and American Eagle is the dominant brand centered right across the middle of the widest segment of high school and college students. We will continue working hard to strengthen our brand position and market share.

Now would like to turn the call over Susan McGalla, our Chief Merchandising Officer.

Susan McGalla - American Eagle Outfitters Inc. - EVP & CMO

Thanks, Roger. Hi, everyone. Looking back at the fourth quarter we are extremely pleased with the progress we've made. Strength was broad-based with nearly all categories producing sales growth as well as margin improvements. Both men's and women's were strong with the men's comp in the positive mid-20s and women's in the positive low 30s. Some of the highlights of business were as follows. Within the men's, denim, knits, graphic T-shirts, woven shirts, accessories, and footwear were strong. And within the women's area, denim, pants, skirts, outerwear, accessories, intimates, and footwear all performed very well.

Our fourth-quarter results and really all of 2004 were the reflection of strong full price selling. Looking ahead our strategy remains consistent, trend right, quality merchandise with the right fit at the right price. This equation allows us to achieve higher sales and greater margins through fewer markdowns. Our ecommerce business performed above expectations during the fourth quarter with sales increasing 52 percent compared to last year but more importantly margins continue to strengthen. Earnings nearly doubled, reflecting the sales increase as well as significantly lower markdowns.

Last week we launched our spring break marketing campaign with a fun, energetic TV commercial featuring American Eagle as MTV's spring break sponsor. We are excited about the partnership we have established with MTV as they are a natural marketing partner for our brand that truly resonates with our demographic. This spring we also launched a contest called "Live Your Life", recognizing teens and young adults who have impacted their world by doing extraordinary things through their everyday achievements. This inspiring and significant campaign will be ongoing throughout this year within the stores and on our website. Listening to how our customers live their lives by making a difference truly reflects the spirit and core values of American Eagle.

I am very proud of our spring collections that are now in the stores and pleased with how we have interpreted current fashion trends for the AE brand. It is preppy yet a hip and modern take on pretty. It is very American Eagle and feels very right for us. Clearly we have made tremendous progress, yet we know we have a lot of work ahead. Our opportunities are many like the continuing growth of denim, building powerful favorite knit assortments and further developing intimates and accessories. These are just some of the areas we're focusing on for the future, so stay tuned. Thanks, here's Laura.

Laura Weil - American Eagle Outfitters Inc. - EVP & CFO

Good morning, everybody. We achieved record results this quarter. Our topline sales growth accelerated, driven by strong full price selling and fast inventory turns. Markdowns were significantly lower as a result of a terrific merchandise assortment and fewer promotions. On the expense side we have leveraged rent, advertising, salaries (excluding incentives), leasing, and communications expense.

Before I begin reviewing the fourth-quarter results I would like to point out that like many other retailers we are reviewing our accounting practices related to leasing transactions. Based on this review it is likely that we will restate our previously filed annual and quarterly financial statements for certain periods. We believe that the earnings per share impact of this adjustment for any given historical or future periods is not material. Furthermore, these changes will have no impact on our historical or future net cash flow.

On a separate note, I would like to point out that due to the December 5, 2004 disposition of the Bluenotes' business, all financial data for Bluenotes is presented in our financial statements as discontinued operations. This is the case for the fourth-quarter as well as the full year period. As an attachment to our fourth-quarter release we have provided pro forma 2004 quarterly income statements reflecting Bluenotes as discontinued operations.

Total consolidated sales for the fourth quarter increased 37.4% to $674 million from $491 million last year. Comparable store sales increased 28.6%, compared to comp decline of 5.1% in the fourth quarter last year. Our sales strength was broad-based across all regions of the country. During the fourth quarter the Southwest and Northeast comped in the low 30s. The Midwest, Southeast, and mid-Atlantic regions increased in the high 20s. And the West and Canada comped in the mid-20s. As a percent to sales our gross margins leveraged by 1,050 basis points to 49% from 38.5% in the fourth quarter of last year. 49% was an all-time high gross margin for our Company, reflecting a stronger merchandise margin as well as the leveraging of buying, occupancy, and warehousing expense.

As Roger noted, our fourth-quarter merchandise margin increased 820 basis points. A significant reduction in markdowns and promotional activities led the margin improvement. Our IMU improved 130 basis points, reflecting lower merchandise costs. Strong comp store sales enabled us to leverage buying, occupancy, and warehouse expense by 230 basis points, due primarily to the leveraging of rent.

In the fourth quarter SG&A as a rate to sales declined 40 basis points to 21.1% from 21.5% last year. Within SG&A advertising, leasing expense and communication costs leveraged. We also leveraged home office and store salaries. These improvements were partially offset by incentive compensation, an expense we did not incur last year. We also deleveraged store supplies as a result of upgrading our holiday packaging, as well as relocation expenses related to new hires. The fourth-quarter operating income margin increased 1,130 basis points to 25.5% from 14.2% last year. This was our highest operating margin rate ever.

In the quarter, other income totaled $3.3 million, compared to other income of $469,000 last year. The increase reflects a higher average cash balance combined with a higher investment yield compared to last year. Fourth-quarter net income from continuing operations rose 150% to $107.2 million from $43.2 million last year. And for the year, net income from continuing operations nearly tripled to $224.9 million from $83.5 million in 2003. Fourth quarter fully diluted EPS from continuing operations increased to $1.40 from $0.60 in 2003.

During the quarter our loss from discontinued operations was $6 million or $0.08 a share, which represents the Bluenotes' loss from operations for the quarter, as well as the loss recorded on the sale of assets. Our balance sheet remains very strong. We ended the year with $590 million in cash and short-term investments, an increase of $252 million from the end of 2003. In addition to this we have $84 million of long-term investments consisting of fixed income securities with maturities of less than five years.

At the end of the year, total merchandise inventories were up $17.4 million to $138 million. U.S. inventory per square foot at cost increased in the low teens. Over half of the increase reflected a bigger commitment to denim compared to last spring. We are comfortable with our current inventory level and composition. Our inventory turn improved 21% in the fourth quarter and 17% for the year. Looking out to the end of the first quarter we expect U.S. inventory at cost per square foot to be up in the mid to high single digits.

Capital expenditures for the year totaled $97.5 million, which related to our new and remodeled stores as well as the acquisition of our home office building, which totaled $20 million. For 2005 we currently expect capital expenditures to be approximately $100 million.

We are extremely pleased by our February comp store sales increase of 32 percent, which well exceeded our expectations. Based on February results we are raising our first-quarter earnings guidance to a range of $0.52 to $0.54 per share compared to earnings of $0.36 per share from continued operations last year. Our previous first-quarter earnings guidance was $0.43 to $0.45 per share.

As everyone noted here today we believe we have tremendous opportunity. The AE brand has strong momentum and we will continue to maximize our business, category by category. We have improved our execution across the board and our focus on operating efficiency is now part of our corporate culture. Looking ahead we expect to achieve positive same store sales growth over the next several quarters. Based on our current outlook, we expect at least a double-digit increase in earnings for the year. Thank you, and now we will open the call for questions.

Operator

(OPERATOR INSTRUCTIONS). Dana Telsey of Bear Stearns.

Dana Telsey - Bear Stearns - Analyst

Good morning, everyone, and congratulations on the terrific year and also the month of February. As you look towards what made things so right in 2005, you talked before about customer research, profit logic. What are the initiatives in 2004? I mean what are the initiatives in 2005 that you are building upon, whether it's denim and other product categories, that give you confidence in '05? And Laura, can you also just talk to the margins giving you're at record levels now? Is there still more IMU to gain and more to leverage on the expenses?

Laura Weil - American Eagle Outfitters Inc. - EVP & CFO

Who would like to start? That was many questions, Dana. We still believe we have good opportunity in the margin. Obviously what we've said in the past is that we think we have excellent topline growth ahead for the Company. At $411 per square foot and sales per square foot, it is obviously a very high number for our industry, but our peak was $454 and certainly we are going to try to achieve peak levels of sales opportunities. So that is a big part of the story for 2005.

But in terms of margin we think that there is obviously IMU opportunity. It is going to be a little bit slower. We think there will be some sanctions on China and we don't think that the IMU growth will be quite as -- have the same growth quickly as maybe people expected last year. But we do see IMU improvement over this year and subsequent years. And we continue to believe that we can operate with low markdown levels. I think Susan, Roger, and Jim all highlighted the fact that we're selling more at our ticketed price and it is a value equation that we are offering the customer, but allows us to operate with lower markdowns.

Susan McGalla - American Eagle Outfitters Inc. - EVP & CMO

Dana, it's Susan and I'll address profit logic and the customer research briefly. On profit logic Laura and I have been very involved in profit logic and the integration of it into our business over the last year. We are carefully using that tool and with customer satisfaction in mind. What I mean by that it is we're really letting the tool do its thing back in our clearance area, in the clearance area of our store. We're not letting it take markdowns by color upfront. I think that leads to a lot of dissatisfaction on the side of the customer. When they come in, they don't understand when they are up in presentation why pink is one price and blue is another. But we are also carefully starting to integrate the regional efficiencies that profit logic can give us. For example, for the holiday time period marking outerwear down in some of the warmer areas a little bit before the markdown would occur in the colder areas of the country. So anyway we are pleased with some of the savings we've realized so far and are continuing to use the tool.

On the customer research side, you've talked to us a lot. We are passionate about seeing our business through the eyes of our customer and we continue to do what we have done better. Jim has really pushed us over the last year to get inside the customers' head as it relates to fit and we've made significant improvements. We also have, this weekend, a lot of people from our Company heading down to the spring break destinations to spend time with our customers. So those are the type of things that are a very important part of how we run our business.

Dana Telsey - Bear Stearns - Analyst

Thank you.

Operator

Todd Slater of Lazard.

Todd Slater - Lazard - Analyst

Thanks very much and congratulations once again. I guess sort of just asking in another way, you have set record margins. In looking at the second half, you're going to come up against a third quarter EBIT that was more than 500 basis points above your average and 150 basis points above your peak in '99. And fourth quarter was even more sensational than that, I think something about 300 or 400 basis points above your peak. I'm just wondering, Roger, if you could expand on your comments "there's a lot more work that needs to be done" in the context of the challenges of cycling those record margins and getting to those or past -- Laura, you mentioned the $454 peak sales per square foot, getting past that number.

Roger Markfield - American Eagle Outfitters Inc. - President

Todd, we are proud but not content. We just finished a hindsight meeting reviewing everything that we did for holiday and plus the back to school, and I can tell you that we made a lot of mistakes and there are an enormous number of opportunities. We think we know what they are. Susan and her whole team are now in the midst of making those adjustments. We just finished doing the back to school line. I can tell you for my own personal opinion, it is the best line that we've ever done.

Our momentum is great. Our market share is growing, and I think we can look forward to some really great successes. And lastly, as I said in my presentation, I think we have built the best team that this company has ever seen, perhaps the best in the industry by far. Our design team is really running at a great clip and very integrated with Susan's entire merchandising organization.

Todd Slater - Lazard - Analyst

Roger, what keeps you up most at night now?

Roger Markfield - American Eagle Outfitters Inc. - President

Everything.

Operator

Lee Backus of Buckingham Research.

Lee Backus - Buckingham Research - Analyst

First let me add my congratulations. Roger, you made a statement in the prepared remarks about a favorable competitive environment. Could you just elaborate what you do see out there and what you mean by that?

Roger Markfield - American Eagle Outfitters Inc. - President

You know, as I said, we're right down the center, Lee. We're the broadest based in terms of classic preppy, wholesome American apparel at a great value, at a great price point with great fashion and the complete lifestyle. I think we're doing it better than anyone else.

Lee Backus - Buckingham Research - Analyst

Also we're seeing the strengths of a high-end denim, jeans over $100. Do you see going after any of that market or that being an opportunity for you at all?

Roger Markfield - American Eagle Outfitters Inc. - President

From a fashion perspective we're going to have the same looks but we are a great value house.

Lee Backus - Buckingham Research - Analyst

Oh, so you see keeping the denim prices and the spectrum of denim prices, pretty much as you have them?

Roger Markfield - American Eagle Outfitters Inc. - President

Expect for the denim prices -- and obviously where fashion allows you to get a bit more and still be tremendously competitive in terms of value, we will be there.

Lee Backus - Buckingham Research - Analyst

Okay, thank you.

Operator

John Morris of Harris Nesbitt.

John Morris - Harris Nesbitt - Analyst

Thanks, great quarter, great year. Maybe if you could talk a little bit more about your marketing and advertising plans in the upcoming year. You've given us obviously some insights here regarding the spring break and MTV. Can you give us some comparisons in terms of plan to spend year-over-year, about the same, higher, to the extent you can quantify that. And maybe a little more color on the quality or the content of it and your approach this year versus last year strategically. Thanks.

Michael Leedy - American Eagle Outfitters Inc. - CMO & EVP, New Business Development

John, it's Michael Leedy. Marketing as a percent of sales is planned flat to LY for spring. Just to give you a little bit of color on what we're doing, Susan talked about "Live Your Life" in her opening remarks. Live Your Life is a whole year campaign. It sums up all the great qualities of the brand, the attributes of fun, alive, wholesome, optimistic. We're going to be using that as our tagline for the entire year. You can feel Live Your Life in everything that we have done with product and presentation in spring in the store. If you haven't seen our current windows, if you haven't seen our current set, I would really suggest you go take a look at it, walk the mall.

I think what Roger said is totally accurate. I think we are very differentiated when you walk the mall. The impact of that color and statement is awesome. And at the store level as the year continues, we're going to continue that hyper focus on exciting key item product statements and lifestyle statements. We're going to reinforce the Live Your Life campaign through spring and through the rest of the year with magazine advertising. This spring we're also doing college basketball arena advertising, grass-roots events, direct mail to our best customers, and email advertising.

As far as spring break with MTV goes, we are the official sponsor of spring break with MTV, in partnership with MTV. What we're going to be doing at spring break -- so this is in Cancun and Panama City -- is we're giving out backpacks, American Eagle backpacks, in an overwhelming way, so that we are what everybody remembers when they come back from spring break.

Roger Markfield - American Eagle Outfitters Inc. - President

It is a real fun commercial if you haven't seen it.

Michael Leedy - American Eagle Outfitters Inc. - CMO & EVP, New Business Development

We have the television spot that is running right now which is a great spot that is really a lifestyle spot but it also has a real call to action to drive people into our stores, which is important. Then to kickoff MTV we're going to help host an episode of TRL, Total Request Live actually this Friday, with the rapper, 50 Cent, on MTV. So we have a lot of cool things going on. As far as the future goes, a lot of things like this that are very integrated coming, but obviously for competitive reasons I can't give you the details on that at this time.

John Morris - Harris Nesbitt - Analyst

Okay. The windows and the ads look great.

Operator

Robin Murchison of Jefferiess & Co.

Robin Murchison - Jefferies & Co. - Analyst

Good morning and congratulations. Susan, these questions are going to be for you, really. A couple of things regarding fashion out there. Bermuda shorts, what is your commitment and can you kind of give us an overview on how those are selling or what you think about them, what the inventory commitment levels are like and so forth? Also if you could tell us a little bit about this creeping in, or the influence of the Boho sheik, and would you or will we begin to see influences of that in the mix, if you can talk about that?

Susan McGalla - American Eagle Outfitters Inc. - EVP & CMO

For competitive reasons I'm going to be kind of short and sweet with you Robin on this. We're proud of the presentation we have in Bermuda shorts in our stores right now. I think we were at the front end of that trend in the way that we interpreted it and we are pleased with that. I will leave it at that. On the Bohemian side, both Jim and Roger have talked about the talent of the design team. And I would tell you that whether it is Bohemian or any other trend that is coming down the pike as we had through the year, the design team is interpreting those trends for our American Eagle customer. So you're not going to see literal interpretations of a trend but one that is interpreted and feels very much a part of our lifestyle. That is how we are treating those trends. I think it's a very positive thing with the way we are putting our collections together right now.

Robin Murchison - Jefferies & Co. - Analyst

Thank you very much, good luck.

Operator

Jeff Klinefelter of Piper Jaffray.

Jeff Klinefelter - Piper Jaffray - Analyst

Also congratulations. Just a fantastic year. Two quick questions for you. One, thoughts on additional international expansions outside of Canada? Any maybe clues you're getting from your ecommerce business, any thoughts there in addition to this new concept? And secondly, for Susan or Roger on the merchandising side, denim from your perspective overall, not just your own business but from your reads. It appears the very, very strong business trends have come from denim becoming a bigger percent of the total mix of pants obviously, and maybe back to more of a normal level after the big khaki cargo trends. Do you feel like that is getting back to a normalized level yet, or do you still feel like the industry is catching up with demand?

James O'Donnell - American Eagle Outfitters Inc. - CEO

Jeff, this is Jim. On international outside of North America, the answer is yes, we are looking at it. There has been some interest expressed by certain people in the Asian markets, and in fact as we speak we have someone there in very -- and I have to emphasize very preliminary conversations. But if the individuals come back with some positive opinions, we will move forward in a forthright way, but in a conservative way. But it could very well be part of our next expansion of the American Eagle brand outside of North America.

Susan McGalla - American Eagle Outfitters Inc. - EVP & CMO

And Jeff, regarding denim, I think what "normalized levels" are is something that -- denim is a part of the fiber of everything we do in this brand. What are our normalized levels? We're feeling pretty good about the level of business as a percent to total that we're doing in denim because we see opportunities actually occurring even outside of denim in the pant businesses. But denim alone, as Roger said, we just got done putting together our back to school line. We had opportunities in many areas, even with the success we had over the third and fourth quarters of last year in denim. There's actually some exciting fashion occurring to help us feed that business in a very fresh new way. So in terms of competitively what the percent of total should be, we're really worried about our own business.

Jeff Klinefelter - Piper Jaffray - Analyst

In general you are looking for that to expand though again slightly, build on it again for back to school and holiday?

Susan McGalla - American Eagle Outfitters Inc. - EVP & CMO

Absolutely.

Operator

Stacy Pak of Prudential.

Stacy Pak - Prudential - Analyst

I was wondering if you could comment on what square footage growth rate you might be comfortable with for beyond '05? And, Susan, if you could talk a little bit more about the knits and accessories, the success you have had with the perfect T and what the strategy is and how you're building that. And on the accessories or other new businesses, are there additional new businesses to come into the mix to help drive sales per square foot?

Susan McGalla - American Eagle Outfitters Inc. - EVP & CMO

Stacy, on the square footage growth, this year we're looking at somewhere between 5 and 7%. We have in the neighborhood of 40 new stores, as well as close to 60 remodels and expansions. Next year I think we still have somewhere in the neighborhood of 160 or so stores that are in the old format that we can either renovate or expand in the future. But I think that the growth of the American Eagle brand square footage should be in the neighborhood of again 5 to 6% in 2006 and beyond. But then as we have noted, as Jim noted in his comments, we do have a new concept that we are developing and that square footage will start to grow in 2006.

Susan McGalla - American Eagle Outfitters Inc. - EVP & CMO

Stacy, on your merchandising questions, first of all, I have to thank you for calling our T the perfect T. It's sounds like you own one or two. But our Favorite T initiative on the women's side of the business and really on the guys' side is more about favorite polo. Possibly T-shirts is a business we are starting to build there as well. But that is an initiative that we are very pleased with. We have really launched it for spring in a new way, and you're referring to the Favorite T that we brought out there again starting with the spring floor set.

So we see that as absolutely an initiative that we want to build upon and it's successful now and we want it to be bigger in the future. The only note I will say on accessories is, over the last year we're anniversarying now, where we have taken the real estate in the back of our store to provide a girls' accessory destination. And that really extends the lifestyle. It's a play factor. It is a lot of fun. All of the items that we put back there are meant to play off each other and work together, which is also nice on the UPT side of the business. But we're going to continue to build that. We have a lot to learn, a lot more opportunity to be consistent back there, but we like where we are headed.

Operator

Monica Brisnehan of RBC Capital Markets.

Monica Brisnehan - RBC Capital Markets - Analyst

Good morning and congratulations. Building on that -- the back room, by the way, looks really great. I was wondering if you can tell us at all how that has potentially improved your mix of accessories versus apparel.

Susan McGalla - American Eagle Outfitters Inc. - EVP & CMO

Okay, Monica, the only thing I will comment on there is, again it's an extension of the lifestyle, which is very important for our entire brand. The other thing you'll notice, and thank you for the complement that you think it looks great, what we have done starting this spring is started to upgrade the quality of some of the items back there. The average unit retail has gone up slightly but still very competitive, at or below where some of our competition is on some of these items. But we're building more quality into the area as an extension of the brand.

Monica Brisnehan - RBC Capital Markets - Analyst

Also we're seeing some early indications that February is a strong month in the overall market and was wondering if there might be any -- could February be benefiting from perhaps an earlier Easter and spring break or are there any other dynamics that might be changing the way people are shopping for spring merchandise?

Susan McGalla - American Eagle Outfitters Inc. - EVP & CMO

We're kind of all shaking our heads. It was a very nice month for us but I don't think that any of those things significantly have impacted February.

Monica Brisnehan - RBC Capital Markets - Analyst

Okay, great. Thanks.

Operator

Holly Guthrie of Morgan Keegan.

Holly Guthrie - Morgan Keegan - Analyst

Good morning and let me add my congratulations. Great job, everybody. I have a question regarding SG&A for the upcoming year, given a lot of the new individuals that you have hired. Can you provide any guidance regarding SG&A increases for '05?

Laura Weil - American Eagle Outfitters Inc. - EVP & CFO

Sure, Holly. I think that SG&A will go up by a smaller percent this year. In terms of dollars, we think it will go up between 10 and 12% in dollar growth and that would include incentive compensation, all expenses related to the American Eagle brand, as well as the investment in people and talent for the new concept.

Holly Guthrie - Morgan Keegan - Analyst

Okay, great, and I think I have noticed something that is just a little bit different in February. Are you pulling more denim up to the front and integrating it into the product? And this is something that you will be continuing to do, pulling it off of the back wall and pulling it out of the denim wall, for spring and summer?

Susan McGalla - American Eagle Outfitters Inc. - EVP & CMO

There are some things happening with the destroyed side of the denim trends that -- they present better pulled out of the wall and onto tables, and that is probably the biggest piece of what you see. But another thing is we're behind a twelve-month commitment in denim.

Holly Guthrie - Morgan Keegan - Analyst

Thank you.

Operator

Janet Kloppenburg of JJK Research.

Janet Kloppenburg - JJK Research - Analyst

Congratulations. Roger or Susan, I was just wondering about your strategies in terms of denim. We are seeing higher priced denim work from even lower-end retailers like Old Navy who are raising prices on denim. And I'm wondering what your spectrum on pricing could be this fall, or if you think it's important to remain at the value level across the board? And for Laura, I was wondering if a mid single digit comp, if you achieve that this year, if you would get SG&A leverage off of that. And Laura, did you say that you thought SG&A would be up about 12 percent in absolute dollars this year?

Laura Weil - American Eagle Outfitters Inc. - EVP & CFO

I said between 10 and 12.

Susan McGalla - American Eagle Outfitters Inc. - EVP & CMO

On the denim side, Janet, we are absolutely committed to remaining accessible to our customer base on the denim front. So we are behind that and I will just expand briefly on what Roger said a few minutes ago. Where there is fashion that dictates that the price can move up slightly on some of the fashion, we will let it go there. Are we going to be into the $100 denim business? No.

Janet Kloppenburg - JJK Research - Analyst

Well could you be into the $79 to $89 denim business?

Susan McGalla - American Eagle Outfitters Inc. - EVP & CMO

Probably not.

Janet Kloppenburg - JJK Research - Analyst

Probably not. Okay. So you will be adding more fashion but it won't be to a level where the prices will go up meaningfully above your historical price points?

Roger Markfield - American Eagle Outfitters Inc. - President

Right, but the goods would look like the $89 and $99 goods.

Janet Kloppenburg - JJK Research - Analyst

So we will see those kind of destroyed treatments, etc.?

Roger Markfield - American Eagle Outfitters Inc. - President

Absolutely.

Susan McGalla - American Eagle Outfitters Inc. - EVP & CMO

Yes.

Janet Kloppenburg - JJK Research - Analyst

But at your more normalized price points?

Roger Markfield - American Eagle Outfitters Inc. - President

Absolutely.

Susan McGalla - American Eagle Outfitters Inc. - EVP & CMO

Yes.

Janet Kloppenburg - JJK Research - Analyst

And going into back-to-school, will your investment in denim move even higher? And at what category's expense would that be? In other words, if you increase your investment there, what categories would we see a decline in?

Susan McGalla - American Eagle Outfitters Inc. - EVP & CMO

What we are doing right now with our business is you will see an increased investment in denim this year. Again, as we continue to operate more efficiently and understand levels of denim that we can reach, we get better and better at this. And Laura and I have spent a lot of time with Jim and Roger looking at the business and looking at funding the denim business without working against the balance of the businesses. And we continue to look at our sales and inventory levels with and without denim as part of the equation to make sure that we are building a very balanced assortment.

Janet Kloppenburg - JJK Research - Analyst

So for instance we won't see a decline in the outerwear investment or something like that?

Susan McGalla - American Eagle Outfitters Inc. - EVP & CMO

No, any of those things would happen based on trend and what is right for those businesses, but it does not have to do with our investment in denim.

Roger Markfield - American Eagle Outfitters Inc. - President

Remember Laura said our turnover was increased by about 20% percent in the fourth quarter.

Janet Kloppenburg - JJK Research - Analyst

Right.

Laura Weil - American Eagle Outfitters Inc. - EVP & CFO

With increased denim. So as your question about levering SG&A with a mid single digit comp, I think it would be slightly leveraged.

Janet Kloppenburg - JJK Research - Analyst

It would be slightly leveraged with a mid single digit comp. Okay, thanks.

Operator

Michael Bellahari (ph) of Jeffries & Co.

Michael Bellahari - Jefferies & Co. - Analyst

Congratulations, everyone. I've got a question for Roger and Susan. Roger, a couple of times you have noted the breadth of the assortment. Is it a reasonable supposition that the reason you can keep performing is that you're reaching a broader base of customers, in part through just excellent execution down to the sub plus level on both sides of the floor?

Roger Markfield - American Eagle Outfitters Inc. - President

I will accept that, Michael, thanks.

Michael Bellahari - Jefferies & Co. - Analyst

Is that a reasonable supposition that you can continue to improve because you're reaching more customers?

Roger Markfield - American Eagle Outfitters Inc. - President

I would say yes.

Michael Bellahari - Jefferies & Co. - Analyst

And one of the reasons you're reaching them is because the breadth of assortment execution is just broader than it was?

Roger Markfield - American Eagle Outfitters Inc. - President

Yes, it's really that we are positioned so well for the consumer.

Michael Bellahari - Jefferies & Co. - Analyst

Right. And is part of the improved positioning you're doing in some classes just better than you had been doing?

Roger Markfield - American Eagle Outfitters Inc. - President

Right, but we're not making the assortments any wider than where they have been.

Michael Bellahari - Jefferies & Co. - Analyst

Right, assortments can't change. It's wovens, knits, etc.

Roger Markfield - American Eagle Outfitters Inc. - President

We're very tight on customer choices.

Michael Bellahari - Jefferies & Co. - Analyst

Right, but maybe via enhanced personnel hires and things like that, you're simply able to execute better?

Roger Markfield - American Eagle Outfitters Inc. - President

We think the product is that much better. We think that, quite frankly, that the disciplines that Jim has put in place are much tighter and the entire efficiency of the Company is running much better.

Michael Bellahari - Jefferies & Co. - Analyst

Right, we agree. Congratulations.

Operator

Jeff Black of Lehman Brothers.

Jeff Black - Lehman Brothers - Analyst

Thanks. Just a question for Laura. What can we expect out of CapEx in '06 as you start ramping up the new format off what looks like a low base for CapEx for the past couple of years? And as an ancillary question, you've got a lot of cash building and we've got some low square footage growth, what is the Board thinking about dividend policy and/or buybacks at this point?

Laura Weil - American Eagle Outfitters Inc. - EVP & CFO

Okay, as to the CapEx, first of all I want to stress that the $100 million that we set for this year is very preliminary. There could be opportunities for us in terms of our physical plant, and so I want to stress that the $100 million is a preliminary number. In 2006, the new concept will really be somewhat under a test mode. We will have three stores opened for sure, possibly five. But I think that we are well covered in the $100 million range.

On dividends and share repurchase, we did initiate a dividend last year. I think it will be under consideration as to any further increases. The Board will consider an increase to that dividend in this year. And as far as share repurchase goes, we do think that it makes sense and we have recommended it as one element of adding to shareholder value and we have recommended a repurchase program to our Board.

Jeff Black - Lehman Brothers - Analyst

Any thoughts on when that can or would be initiated?

Laura Weil - American Eagle Outfitters Inc. - EVP & CFO

No.

Jeff Black - Lehman Brothers - Analyst

Okay, great. Thanks.

Operator

Andrea Newell of Wells Fargo.

Andrea Newell - Wells Fargo - Analyst

Good morning. I had a question about some of the dorm and more lifestyle products that we have seen online. Are you planning on rolling out any particular kind of dorm related merchandise into a section of the stores?

Susan McGalla - American Eagle Outfitters Inc. - EVP & CMO

Andrea, our intimates and dormwear business is a very nicely growing business for us that we have been talking over the last several months. We have a couple of different real estate formats out there inside our store, next to our store, that we're learning about. We have put a very solid team in place in merchandising and design, and are looking to grow the business and really sub brand it in a very unique way over the next several months. The only thing I will mention is some of what you are seeing on our website, I think we have called it "First Apartment" with some of the furniture, that is probably not the direction we'll be heading in.

Andrea Newell - Wells Fargo - Analyst

Okay, thank you.

Operator

Steve Kernkraut of Berman Capital.

Laura Weil - American Eagle Outfitters Inc. - EVP & CFO

Why don't we move on to the next question.

Operator

Dana Cohen of Bank of America.

Dana Cohen - Bank of America - Analyst

Oh good, under the wire. A couple things. The merchandising margin improvement has largely been driven by reduced promotions. Is that the same in February? And at what point do you think that starts to level out? And at the same time, what are you seeing in terms of average price point in the store?

Roger Markfield - American Eagle Outfitters Inc. - President

Dana, it is certainly about better products. Certainly with better products you need to promote less and the only promotions we're doing are fun image branding types of promotions. Our average retail obviously has been growing nicely.

Dana Cohen - Bank of America - Analyst

Right, but that's been largely from not promoting. I guess what I'm trying to say is at what point will you start to hit, when you hit the dramatic promotional reductions from last year, or are you starting to hit it already?

Laura Weil - American Eagle Outfitters Inc. - EVP & CFO

Yes, it's really already behind us because I look promotions really two ways. One is, some of the customer relationship management, what couponing we do and that kind of thing, which we have drastically reduced, as part of our business model. But the other piece is just offering a great item at a great price and not running the type of sales event that we used to do. So on both fronts a lot of that is behind us and we're moving forward in a very positive way.

Dana Cohen - Bank of America - Analyst

So you're already anniversarying that now?

Laura Weil - American Eagle Outfitters Inc. - EVP & CFO

Certainly.

Roger Markfield - American Eagle Outfitters Inc. - President

Right, they are all behind us. February is a pure month to last year.

Laura Weil - American Eagle Outfitters Inc. - EVP & CFO

We really started last spring with a lot of these initiatives in place.

Dana Cohen - Bank of America - Analyst

On the sales per square foot that you talked about, wanting to get back to the $454, how does the fact that you have expanded the stores since that time impact getting back to the $454?

Laura Weil - American Eagle Outfitters Inc. - EVP & CFO

Well, we have better real estate. Our peak was in 1999, and I think as Roger pointed out, with Jim at the Company the last four years we have really improved the quality of our real estate. We have really improved the quality of our store operations in terms of backroom operations, making sure the floor is fully replenished. And I think that part of the win that we have had has been the improved flow of our merchandise, both from overseas as well as the constant flow onto the floor from the backroom. So that has been a huge win for us over the past year and I think we can continue to improve on it. But most importantly, I think we have very high-profile locations. We have a number of stores that are in the $5 million range that operate in 5,300 to 5,700 square feet. We think we can continue to improve the productivity in most of our stores.

Dana Cohen - Bank of America - Analyst

And the last question, did you actually say you're doing a marketing event with 50 Cents? I don't know, this could be going after a new customer.

Michael Leedy - American Eagle Outfitters Inc. - CMO & EVP, New Business Development

Actually Dana -- it's Michael Leedy. We are actually doing an episode of TRL, Total Request Live, with MTV, and he is performing on that episode this Friday.

Susan McGalla - American Eagle Outfitters Inc. - EVP & CMO

It's really more about the MTV connection.

Dana Cohen - Bank of America - Analyst

I was joking.

Roger Markfield - American Eagle Outfitters Inc. - President

It was a good one.

Dana Cohen - Bank of America - Analyst

I'm sort of frightened I know who 50 Cents is, though. Thanks. Congrats again.

Laura Weil - American Eagle Outfitters Inc. - EVP & CFO

So I think that concludes our conference call. Jim, do you have any final remarks?

James O'Donnell - American Eagle Outfitters Inc. - CEO

Just want to thank everyone who's been on this call and hopefully the results will continue to move forward.

Laura Weil - American Eagle Outfitters Inc. - EVP & CFO

Thanks, everyone.

Operator

Thank you for participating in today's teleconference. You may now all disconnect.